As filed with the Securities and Exchange Commission on September 14, 2007

Registration No. 333-145349

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CASCADE MICROTECH, INC.

(Exact name of registrant as specified in its charter)

OREGON	93-0856709
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2430 N.W. 206th Avenue

Beaverton, Oregon 97006

(503) 601-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eric W. Strid

President and Chief Executive Officer

Cascade Microtech, Inc.

2430 N.W. 206th Avenue

Beaverton, Oregon 97006

(503) 601-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Gregory E. Struxness, Esq.

Ater Wynne LLP

222 SW Columbia, Suite 1800

Portland, Oregon 97201

(503) 226-1191

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where an offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2007

PROSPECTUS

CASCADE MICROTECH, INC.

842,753 SHARES

COMMON STOCK

This prospectus relates to 842,753 shares of our common stock that may be sold from time to time by the selling shareholders named in this prospectus. The selling shareholders may sell the shares of common stock described in this prospectus from time to time in a number of different ways and at varying prices. We provide more information about how the selling shareholders may sell their shares in the section titled “Plan of Distribution” on page 20.

All of the net proceeds from the sale of these shares will go to the selling shareholders. We will not receive any portion of the proceeds from the sale of these shares.

Our common stock is quoted on the Nasdaq Stock Market under the symbol “CSCD.” On September 13, 2007, the last sale price of the common stock on the Nasdaq Stock Market was $9.97 per share.

You should read this prospectus carefully before you invest. Investing in our common stock involves substantial risks. See “ Risk Factors” beginning on page 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2007.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

ABOUT CASCADE MICROTECH

Cascade Microtech designs, develops and manufactures advanced wafer probing and test socket solutions for the electrical measurement of high performance chips. We design, manufacture and assemble our products in Beaverton, Oregon and Plymouth, Minnesota, with global sales, service and support centers in North America, Europe, Japan, China, Taiwan and Singapore. We were incorporated and introduced our first commercial products in 1984.

Our principal executive offices are located at 2430 N.W. 206th Avenue, Beaverton, Oregon 97006 and our telephone number is (503) 601-1000. Our website address is www.cascademicrotech.com. Information contained on our website is not part of this prospectus.

When used in this prospectus, the terms “Cascade,” the “Company,” “we,” “our,” and “us” refer to Cascade Microtech, Inc.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s business, management’s beliefs, and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors including those discussed in the section entitled “Risk Factors” as well as other risks discussed from time to time in the Company’s other Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that the Company will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement before you decide to invest in our common stock. Additional risks and uncertainties that are not yet identified also may impair our business operations. The occurrence of any of the following risks could materially harm our business, operating results and financial condition. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our operating results have fluctuated in the past and are likely to fluctuate in the future, which could cause us to miss analyst expectations about these results and cause the trading price of our common stock to decline.

Our operating results have fluctuated in the past and are likely to continue to fluctuate. As a result, we believe that you should not rely on period-to-period comparisons of our financial results as an indication of our future performance. Factors that are likely to cause our revenue and operating results to fluctuate include:

•	our geographic sales mix, product sales mix and average selling prices;

•	timing, cancellation or delay of customer orders;

•	seasonality, which has caused our first quarter revenue typically to decline compared to our fourth quarter revenue of the previous year;

•

customer demand, which is influenced, in part, by conditions in the electronics and semiconductor industry, demand for products that use semiconductors and market acceptance of our products and those of our customers;

•	fluctuations in foreign currency exchange rates;

•

competition, such as competitive pressures on the price, performance and reliability of our products, the introduction or announcement of new products by us or our competitors and our competitors’ intellectual property rights, which could prevent us from introducing products that compete effectively with their products;

•	our production capacity and availability and cost of materials, components and subassemblies;

•	our ability to deliver reliable products in a timely manner, including as a result of fluctuations in yield on some of our product lines;

•	our customers’ decisions regarding the level and timing of research and development spending;

•

our product development costs, including research and development and sales and marketing expenses associated with new products or product enhancements and the costs of transitioning to new or enhanced products; and

•	economic conditions in the United States and the worldwide markets we serve.

For example, a large majority of our revenue in the last five years was derived from the research and development equipment spending of companies in the semiconductor industry or, to a much lesser extent, various research organizations, including universities, that conduct research that benefits the semiconductor industry. Our customers’ spending on research and development is roughly proportional to the customers’ overall revenues. Historically, semiconductor industry revenues have been highly cyclical. According to industry data, the semiconductor industry has experienced four significant cyclical downturns in the 22 years from 1983 through 2005. For example, our revenue increased approximately 37% from 1999 to 2000. In contrast our revenue decreased approximately 29% from 2001 to 2002 and increased approximately 27%, 14% and 15% from 2003 to 2004, 2004 to 2005 and 2005 to 2006, respectively. Given this history, there is no reason to expect that our customers’ business and, therefore, their demand for our products, will be less cyclical in the future.

If our revenue or operating results fall below the expectations of analysts or investors, the market price of our common stock could decline substantially.

The cyclicality of the semiconductor industry affects our financial results, and, as a result, we may experience reduced sales or operating losses in a semiconductor industry downturn.

The semiconductor industry is highly cyclical with recurring periods of wide fluctuations in product supply and demand. From time to time, this industry has experienced significant downturns, often in connection with, or in anticipation of, periods of oversupply, maturing product and technology cycles, excess inventories and declines in general economic conditions. Our customers’ purchase behavior in response to these cycles has been generally unpredictable. In the past, our operating results have been adversely affected by the cyclical downturns in the semiconductor industry.

Our business is heavily dependent on the level of research and development spending of our customers, the volume of semiconductor production by semiconductor manufacturers, the development of new semiconductors and semiconductor designs and the overall financial strength of our customers, which, in turn, depend upon the current and anticipated market demand for semiconductors and the products incorporating them. Semiconductor manufacturers in particular are known to sharply curtail their capital expenditures when confronted with an industry downturn, such as the downturns experienced from 1996 through 1998 and from 2001 through the first six months of 2003. We expect that the markets for future generations of semiconductors will also be subject to similar fluctuations. Furthermore, some segments of the semiconductor industry may experience greater fluctuations than others. We may not achieve or maintain our current or prior levels of revenue growth. Any factor adversely affecting the semiconductor industry in general, or the particular segments, regions or major customers of the industry that our products target, will adversely affect our ability to generate revenue and could cause us to experience operating losses.

As is the case with other companies in our industry, many of our customers defer purchasing decisions until late each quarter. As a result, we are significantly dependent upon the sale of our products in the third month of each quarter, and, if we do not generate enough revenue in the third month of each quarter to meet the earnings expectations of analysts or investors, the price of our common stock could decline.

As is the case with other companies in our industry, we have historically recognized a substantial portion of our revenue in the last month of each quarter because many of our customers defer purchasing decisions until late each quarter. Historically, we have often recognized more than 50% of our quarterly revenue in the third month of the quarter. We expect this trend to continue for the foreseeable future. As a result, our ability to meet the earnings expectations of analysts depends on our ability to not only generate customer orders in the third month of each quarter but also satisfy each of the various accounting requirements for recognizing the revenue generated by such sales prior to the end of the quarter. Moreover, our engineering probe stations typically range in price from $30,000 to $350,000 for a single unit, so a delay in the shipment of even one engineering probe station and the corresponding delay in recognition of revenue for the sale of probe stations, can have a very large impact on our quarterly results. If we are unable to generate a sufficient amount of sales during the last month of the quarter or if we are unable to recognize the revenue generated by sales made during this period, we could miss the earnings expectations of analysts or investors, which could cause the price of our common stock to decline.

Because we generally do not have a sufficient backlog of unfilled orders to meet our quarterly revenue targets, revenue in any quarter is substantially dependent upon customer orders received and fulfilled in that quarter.

Our revenue is difficult to forecast because we generally do not have a sufficient backlog of unfilled orders for our engineering probe stations, analytical probes, production probe cards and test sockets to meet our quarterly revenue targets at the beginning of a quarter. Historically, a significant portion of our revenue, especially those revenues from analytical probes, production probe cards, and test sockets, in any quarter depends upon customer orders that we receive and fulfill in that quarter. Furthermore, because our expense levels are based in part on our expectations as to future revenue and, to a large extent, are fixed in the short term, we might be unable to adjust spending in time to compensate for any unexpected shortfall in revenue. Accordingly, any significant shortfall in revenue in relation to our expectations and the expectations of analysts or investors could hurt our operating results and result in a decline in the price of our common stock.

We continue to devote significant effort and resources to the growth and development of our Pyramid Probe products, which has had, and could continue to have, an adverse effect on our operating margins.

Our future growth depends, in part, on continued market adoption of, and growing demand for, our production probe cards. Large-scale market adoption of these products will depend on our ability to demonstrate the superior reliability and cost effectiveness of these products to potential customers and on the continued growth of the market for high-speed or complex chips. Production customers are generally very risk-averse when adopting new technologies that could affect their production output, especially a sole source supplier such as we are in the case of Pyramid Probes. We have devoted significant resources to the development and growth of these products in the past, and expect to devote significantly more investment in the form of people and equipment during 2007. We are currently expanding our clean room space and increasing our manufacturing capacity from approximately $40 million based on our current production mix to approximately $60 million. We expect this to be completed during 2008. We anticipate spending approximately $10 million for capital additions related to this expansion and upgrade. If our production probe cards are not adopted in the market at a rate that is sufficient to offset the costs and resources that we devote to the development and promotion of these products, the future growth of our overall business and our operating margins would be adversely affected.

If we do not keep pace with technological developments in the semiconductor industry, especially the trend toward faster, smaller and lower cost chips, our revenue and operating results could suffer as potential customers decide to adopt our competitors’ products.

We must continue to invest in research and development and certain manufacturing capabilities to improve our competitive position and to meet the testing needs of our customers. Our future growth depends, in significant part, on our ability to work effectively with and anticipate the testing needs of our customers and on our ability to develop and support new products and product enhancements to meet these needs on a timely and cost-effective basis. Our customers’ testing needs are becoming more challenging as the semiconductor industry continues to experience rapid technological change driven by the demand for complex chips that have smaller element sizes and at the same time are increasing in speed and functionality and becoming less expensive to produce. Our customers expect that they will be able to integrate our wafer probing products into their design and production processes as soon as they are deployed. Therefore, to meet these expectations and remain competitive, we must continually design, develop and introduce on a timely basis new products and product enhancements with improved features. Successful product development and introduction on a timely basis require that we:

•	design innovative and performance-enhancing features that differentiate our products from those of our competitors;

•	identify emerging technological trends in our target markets, including new engineering and production test strategies;

•	respond effectively to technological changes or product announcements by others; and

•	adjust to changing market conditions quickly and cost-effectively.

If we are unable to timely predict industry changes, or if we are unable to modify our products on a timely basis, we might lose customers or market share, and our operating results could suffer. We cannot assure you that we will successfully develop and bring new products to market in a timely and cost-effective manner, that any product enhancement or new product developed by us will gain market acceptance or that products or technologies developed by others will not render our products or technologies obsolete or uncompetitive.

Intense competition in the semiconductor wafer probing and test socket businesses may reduce demand for our products and reduce our sales.

The markets for our products are highly competitive, and we expect competition to continue in the future. We believe that our principal competitors are the major providers of probe stations, production probe cards and analytical probes. Our primary competitor in the probe station market is Suss MicroTec AG (Karl Suss), but we also compete with Vector Semiconductor Co. Ltd., Lucas/Signatone Corporation, The Micromanipulator Company Inc., and Wentworth Laboratories Inc., among others. Our Pyramid Probe cards compete with product offerings of other probe card vendors including Feinmetall GmbH, FormFactor Inc., GGB Industries Inc., Japan Electronic Materials Corporation, Mesatronics S.A., Micronics Japan Company, Ltd., MicroProbe, Inc., Micro Square Technology Inc., PHICOM Corporation, SV Probe, Technoprobe S.r.l., Tokyo Cathode Laboratory Company, Ltd., Wentworth Laboratories Inc. and others. At least five probe card vendors, FormFactor Inc., Japan Electronic Materials Corporation, Mesatronics S.A., Micronics Japan Company, Ltd., and PHICOM Corporation, are also offering probe cards built using types of lithographic patterning. Our primary competitor in the analytical probe market is GGB Industries. Our primary competitor in the high performance test socket market is Johnstech International, but we also compete with Antares Advanced Test Technologies, Enplas Corporation, Everett Charles Technologies, Micronics Japan Company, Ltd., Plastronics, Tyco International Ltd. and Yamaichi Electronics, Co. Ltd., among others. These competitors or other potential competitors may have developed or may be developing technology of which we are unaware that may render our products uncompetitive. Some of our competitors have significantly greater financial, technical and marketing resources than we do. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, to devote greater resources to the development, promotion and sale of their products or to deliver competitive products at lower prices. We cannot assure you that we will maintain our current competitive position or that our production probe cards will achieve widespread acceptance in the market. Finally, increased competition could result in pricing pressures, reduced sales, reduced margins or failure to achieve or maintain widespread market acceptance for our products, any of which could prevent us from growing our business.

We obtain some of the materials, components and subassemblies used in our products from a single source or a limited group of suppliers. If these suppliers are unable to provide us with these materials, components or subassemblies in adequate quantities and on a timely basis, we may be unable to manufacture our products or meet our customers’ needs.

We obtain some of the materials, components and subassemblies used in our products from a single source or a limited group of suppliers. Certain of our product purchases for 2006 were from sole source suppliers. Although we were not forced to delay shipment of any product due to delays in 2006 related to such suppliers, from time to time, we may experience difficulties in obtaining these materials, components and subassemblies from some suppliers, especially during periods of high demand for semiconductor capital equipment. The manufacture of some of the materials, components and subassemblies that we use in our products, such as thermal chucks and microscopes, is a complex process, and in the event that we cannot obtain an adequate supply of these components, it would be difficult and time-consuming to identify and qualify new suppliers. If some of the materials used in our lithographic probe manufacturing process become unavailable, it would be costly and time consuming to identify and qualify new suppliers. Moreover, many of these suppliers are small companies that may be more susceptible to downturns in general economic conditions, thereby increasing the risks of product and shipment delays, increased costs or loss of suppliers. Finally, we do not have written agreements with any of these suppliers to guarantee the supply of these products.

The delay in shipments from, or complete loss of, any one of these suppliers could prevent us from producing and shipping our products, resulting in delayed or lost orders for our products and damage to our customer relationships, which would harm our results of operations. Furthermore, a significant increase in the price of one or more of these materials, components or subassemblies could materially adversely affect our results of operations.

We depend upon the sale of our engineering probe stations for a significant portion of our revenue, and a decline in demand for our engineering probe stations would have a more significant impact on our revenue than a downturn in demand for our analytical probes, production probe cards, or test sockets.

Historically, we have derived a large majority of our revenue from the sale of our engineering probe stations. We anticipate that sales of our engineering probe stations will continue to represent a large majority of our revenue for the next few years. Our business depends in large part upon continued demand in current markets for, and adoption in new markets of, current and future generations of our engineering probe stations. In addition, while our analytical probes are sometimes sold to serve as components of test equipment manufactured by third parties, they are most often sold for use with our engineering probe stations. Continued market adoption depends upon our ability to increase customer awareness of the benefits of our engineering probe stations and to prove their reliability and cost effectiveness.

We may be unable to sell our engineering probe stations to existing and potential customers if those customers change their chip test strategies, change their capital equipment buying strategies or chose not to change or upgrade their existing test equipment. We might not be able to sustain or increase our revenue from sales of our engineering probe stations, particularly if conditions in the semiconductor market deteriorate or if the market enters into another downturn.

In addition, sales of our engineering probe stations depend in part upon the level of research and development spending in the semiconductor industry. Historically, the level of research and development spending in the semiconductor industry has followed the overall cycles of the semiconductor industry but at a reduced rate of growth or decline, as the case may be. If our customers reduce their research and development spending or if the overall level of research and development spending in the semiconductor industry does not continue to follow the growth rate of the overall semiconductor industry, consistent with historical patterns, our revenue would decline, which could result in a decline in the price of our common stock.

We believe that we currently have a significant market share in the engineering probe station market. As a result, it may be difficult for us to both maintain our current level of market share and capture opportunities for growing our market share, especially if the market for engineering probe stations does not continue to grow as we expect. If the market for engineering probe stations does not continue to grow, our business may not expand, even if we are successful in increasing our market share.

We may make future acquisitions, which may be costly, difficult to integrate with our operations, divert management resources and dilute shareholder value.

As part of our business strategy, we may make acquisitions of, or investments in, companies, products or technologies that complement our current product offerings, enhance our technical capabilities, expand our operations into new markets or offer other growth opportunities. In April 2007, we acquired Gryphics, Inc., a private company that designs, manufactures and markets a range of high performance socket products used for final production and evaluation testing of packaged semiconductor integrated circuits. If we fail to successfully integrate Gryphics and its products and technologies into our business, we may not achieve the revenue growth and cost benefits we anticipated, and there may be diversion of management’s attention from our existing business as well as that of Gryphics. In addition, the allocation of the purchase price paid for Gryphics has resulted in the creation of a significant amount of intangible assets on our consolidated balance sheet. Approximately $13,200,000 of intangibles will be amortized and recorded as an expense of varying amounts over a ten year period and which will reduce our earnings per share over this period. In addition, we have recorded approximately $14,400,000 of goodwill which will be subject to periodic review and an impairment test. In the event that such a review indicates that an impairment has occurred then we shall need to record a charge of up to the full amount of the goodwill recorded.

We may acquire other companies, products or technologies in the future, which could pose risks to our operations including:

•	difficulties assimilating the acquired operations, personnel, technologies or products into our company;

•	diversion of management’s attention from our existing business; and

•	adverse effects on relationships with our existing suppliers, customers or partners.

We face economic, political and other risks associated with our international sales and operations, which could materially harm our operating results.

Since 1997, we have derived more than 50% of our annual revenue from sales outside North America, primarily in Japan, other Asian countries and Europe. One foreign country, Japan, had revenues that totaled 10% or more of our total revenues in 2006 and two foreign countries, Japan and Taiwan, had revenues that totaled 10% or more of our total revenues in 2005 and 2004. Geographic revenue was as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004
United States	$32,220	$23,877	$24,762
Japan	14,239	15,085	14,909
Taiwan	6,856	7,612	6,853
Other	31,537	27,063	17,891

	$84,852	$73,637	$64,415

We expect international sales to continue to represent a substantial portion of our revenue for the foreseeable future. In the past, the economic climate in some foreign markets, particularly in Asia, has quickly and dramatically changed, resulting in a negative effect on our operating results. For example, during the Asian economic crisis that began in 1998, we saw a 34% decline in revenue in 1998 compared to 1997 from Asia not including Japan. We saw a 41% decrease in revenue from the same region in 2003 compared to 2001.

Currently, we maintain international offices in Europe and Asia, and we may establish new international offices in the future. If our gross margin from international operations does not exceed the expense of establishing and maintaining our international operations, our operating margins would be adversely affected. Additional risks we face in conducting business internationally include:

•	difficulties and costs of staffing and managing international operations across different geographic areas;

•	the possible lack of financial and political stability in foreign countries, preventing overseas sales growth;

•	changes in domestic or foreign law or policy resulting in the need to comply with potentially burdensome government controls, regulations, tariffs, embargoes or export license requirements;

•	longer payment cycles;

•	differing and more burdensome labor regulations and practices in Europe;

•	the aftermath of the war in Iraq or other armed conflicts in the Middle East;

•	the effects of sudden outbreaks of epidemics in Asia and other parts of the world; and

•	the effects of terrorist attacks in the United States and any related conflicts or similar events worldwide.

The different cultures in countries where we do business often challenge us to meet or manage local expectations about how employees are hired, managed, compensated, or terminated. For example, most employees in Japan expect an organization wherein a manager’s direct reports are younger than the manager. In Europe, governments force the severance costs of a reduction in force action to be generally much higher than in the U.S.

Finally, there have been significant fluctuations in the exchange rates between the dollar and the currencies of countries in which we do business. While most of our international sales have been denominated in U.S. dollars, our international operating expenses have been denominated in foreign currencies. As a result, a decrease in the value of the U.S. dollar relative to the foreign currencies could increase the relative costs of our overseas operations, which could reduce our operating margins. Significant unfavorable fluctuations in the exchange rates between the U.S. dollar and foreign currencies could cause us to lower our prices and thus reduce our profitability. In addition, fluctuations in exchange rates could cause customers to delay or cancel orders because of the increased cost of our products relative to those of our competitors who manufacture in other countries. Other income (expense), net in 2006, 2005 and 2004 included the following currency related gains and losses (in thousands):

	Year Ended December 31,
	2006	2005	2004
Gains related to foreign currency hedges	$253,000	$151,000	$74,000
Remeasurement related foreign currency gains (losses)	97,000	(34,000)	132,000

We rely on independent manufacturers’ representatives and distributors for a significant portion of our revenue, and a disruption in our relationship with our manufacturers’ representatives or distributors would have a material adverse effect on our revenue.

Approximately 72% of our revenue for 2006 was generated through independent manufacturers’ representatives and distributors, whose activities are not within our direct control. In addition, in some locations, our manufacturers’ representatives and distributors provide field service to our customers. A reduction in the sales efforts or financial viability of these manufacturers’ representatives or distributors, or a termination of our relationship with these representatives or distributors, would have a material adverse effect on our sales, financial results and ability to support our customers. Our manufacturers representatives and distributors are not obligated to continue selling our products, and they may terminate their arrangements with us at any time with limited or no prior notice. If we make the business decision to terminate or modify our relationships with one or more of our independent manufacturers’ representatives, or if a manufacturers’ representative decides to disengage from us, and we do not effectively and efficiently manage such a change, we could lose sales to existing customers and fail to obtain new customers. Establishing alternative sales channels would consume substantial time and resources, decrease our revenue and increase our expenses.

If semiconductor manufacturers do not convert to 300mm wafers, or do not convert at the rate we anticipate, our growth and profitability could be harmed.

The 2001 to 2003 downturn in the semiconductor industry caused various chip manufacturers to readdress their respective strategies for converting existing 200mm wafer fabrication facilities to 300mm wafer fabrication or for building new 300mm wafer fabrication facilities. Some manufacturers, including some of our customers such as Texas Instruments, Motorola and ST Microelectronics delayed, cancelled or postponed previously announced plans to convert to 300mm wafer fabrication. While we have since then seen an increase in these conversion efforts, these delays have impacted demand for our 300mm probe stations. We believe that the decision to convert to a 300mm wafer fabrication facility is made by each manufacturer based upon both internal and external factors, such as:

•	current and projected prices for semiconductors;

•	projected price erosion for the manufacturer’s particular semiconductors;

•	supply and demand levels for semiconductors;

•	overall manufacturing capacity within the manufacturer’s target market(s);

•	the availability of funds to the manufacturer;

•	the technology roadmap of the manufacturer; and

•	the price and availability of equipment needed within the 300mm fabrication facility.

One or more of these internal and external factors, as well as other factors, including factors that a manufacturer may choose not to disclose publicly, could impact the decision to maintain a 300mm conversion schedule, to delay the conversion schedule for a period of time or to cancel the conversion. We have invested significant resources to develop technology that addresses the market for 300mm wafers. Beginning in 2003 and continuing into early 2005, we saw an acceleration in the transition from 200mm to 300mm technology but since then the rate of acceleration has declined. If manufacturers delay or discontinue the transition to 300mm wafers, or make the transition more slowly than we currently expect, our growth and profitability could be affected.

There is no assurance that products recently introduced for micro-fluidics research for the life sciences industry will generate revenues and profits.

We have recently introduced new products for micro-fluidics research for the life sciences industry. To date there has been no significant revenue from these products and there can be no assurance that significant revenues will be achieved by this product line in the future. In addition, we cannot assure you that we shall bring new products for this industry to market in a timely and cost-effective manner and that any new product will gain market acceptance.

Failure to retain key managerial, technical, and sales and marketing personnel or to attract new key personnel could harm our business.

Our success depends on the continued services of our executive officers and other key management, technical, and sales and marketing personnel and on our ability to continue to attract, retain and motivate qualified personnel. Currently, our key personnel include Eric Strid, our Chairman, President and Chief Executive Officer, Willis Damkroger, our Vice President and General Manager, Production Products Division, Steven Sipowicz, our Chief Financial Officer, John Pence, our Vice President and General Manager, Engineering Products Division and K. Reed Gleason, our Vice President of Advanced Technology. Our executive officers and other key employees are able to exercise stock options and sell the underlying stock, which may reduce their incentive to continue their employment with us. The loss of key personnel could limit our ability to develop new products and adapt existing products to our customers’ evolving requirements and may result in lost sales and a diversion of management resources. Furthermore, much of our competitive advantage and intellectual property is based on the expertise, experience and know-how of our key personnel. We do not have employment agreements or non-competition agreements with any of our employees except for an employment agreement with our Chief Financial Officer. To support our future growth, we will need to attract and retain additional qualified management, technical and sales and marketing employees. Competition for such personnel in our industry is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel.

Our customers’ evaluation processes can lead to lengthy sales cycles, during which we may incur significant costs that may not result in sales.

Our customers typically expend significant efforts in evaluating and qualifying our products prior to placing an order, particularly for orders of engineering probe stations, production probe cards and test sockets. This evaluation and qualification process frequently results in a lengthy sales cycle, typically ranging from three to 12 months and sometimes longer. During the period in which our customers are evaluating our products, we incur substantial sales, marketing, research and development expenses and expend significant management efforts. After completing this evaluation process, a potential customer may elect not to purchase our products. In addition, product purchases are frequently subject to unplanned processing and other delays, particularly with respect to larger customers for which our products represent a very small percentage of their overall purchase activity.

Additional factors, some of which are partially or completely outside our control, that affect the length of time it takes us to complete a sale, include:

•	the efforts of our sales force;

•	the history of previous sales to the customer;

•	the complexity of the customer’s engineering or production processes;

•	the internal technical capabilities and sophistication of the customer; and

•	the capital expenditure budgets of the customer.

The lengthy and unpredictable nature of our sales cycle could result in fluctuations in our operating results, which could fall below the expectations of analysts and investors for any particular period of time, and result in a decline in the price of our common stock.

If our products contain defects, our reputation would be damaged, and we could lose customers and revenue and incur warranty expenses.

The complexity and ongoing development of our products, as well as the inclusion in our products of components purchased from third parties, could lead to design, manufacturing or performance problems. Our products may contain defects which could cause our sales to decline, our reputation to be significantly damaged and our customers to be reluctant to buy our products, any or all of which could result in a decline in revenue, an increase in product returns, higher field service costs, the loss of existing customers or the failure to attract new customers. Our warranty expense totaled $573,000, $624,000 and $639,000, for 2006, 2005 and 2004, respectively. Although we are not currently seeking reimbursement from any vendors related to our warranty expense, we have in the past, and may again in the future, seek reimbursement from certain vendors. To the extent that we experience additional failures of purchased components that increase our warranty expenses that are not reimbursed by the vendor, our results of operations will be adversely affected.

If we fail to protect our proprietary technology and rights, competitors may be able to use our technologies, which would weaken our competitive position and could reduce our sales.

Our success and competitive position depend in significant part on the technically innovative features of our products, and, if we fail to protect our proprietary rights, our competitors might gain access to our technology. Although we rely in part on patent, trade secret and trademark laws to protect the proprietary technology used in our products, our patents may be challenged by third parties and held invalid, and any of our pending patent applications may not be approved. Additionally, we may not be able to develop additional proprietary technology that is patentable. Policing unauthorized use of our products is difficult, and we may not be able to prevent the misappropriation and unauthorized use of our technologies. Furthermore, our existing and future patents may not be sufficiently broad to protect our proprietary technologies, may not provide us with competitive advantages and may be circumvented by the designs of third parties.

Unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Others may independently develop or otherwise acquire similar or competing technologies or methods or design around our patents. Additionally, some of our proprietary technology cannot be effectively protected by patents. In these cases, we rely on trade secret laws and confidentiality agreements to protect our confidential and proprietary information, processes and technology. However, our confidential and proprietary information, processes and technology could be independently developed by, or otherwise become known to, third parties, which would weaken our competitive position and might reduce our sales.

Since 1997, we have derived more than 50% of our annual revenue from products sold to customers outside of North America. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and many companies have encountered substantial problems in protecting their proprietary rights against infringement in such countries. The manner in which we protect our proprietary rights may not be adequate in some foreign countries. Our failure to adequately protect our intellectual property in foreign countries would make it easier for competitors to copy or circumvent our product designs and sell competing products in those countries, which could adversely affect our revenue and cause us to lose customers.

Intellectual property infringement claims by or against us may result in litigation, the cost of which could be substantial and could prevent us from selling our products.

The semiconductor industry is characterized by uncertain and conflicting intellectual property claims, frequent litigation regarding patent and other intellectual property rights and vigorous protection and pursuit of these rights. Questions of infringement in the semiconductor industry involve highly technical and subjective analyses. Litigation may be necessary to determine the validity and scope of our proprietary rights or to defend against claims of infringement or invalidity by third parties, and we may not prevail in any litigation. Any such litigation, whether or not determined in our favor or settled, might be costly, could harm our reputation, could cause product shipment delays and could divert the efforts and attention of our management and technical personnel from our normal business operations.

During the first quarter of 2006, we began legal proceedings against two separate parties to protect against the infringement of our patents. These proceedings increased our legal expenses during 2006 and 2007. In October 2006 and June 2007, we settled each of these cases in our favor for minimal monetary compensation.

An adverse outcome in any intellectual property litigation might result in the loss of our proprietary rights, subject us to significant liabilities, require us to spend significant resources to develop non-infringing technology, require us to seek licenses from third parties, prevent us from manufacturing and selling our products or require us to discontinue the use of certain technology in our products, any of which could have an adverse effect on our business, financial condition and results of operations. License agreements, if required, might not be available on terms acceptable to us or at all.

Our growth could strain our personnel and infrastructure resources, and, if we are unable to implement appropriate controls and procedures to manage our growth, we may not be able to successfully implement our business plan.

Our growth has placed, and will continue to place, significant demands on our management, operational, financial and technical resources and on our internal control, management information and reporting systems. Our success will depend, in part, upon the ability of our senior management to manage this growth effectively. To manage the expected growth of our operations and personnel, we will need to:

•	continue to improve our operational, financial and management controls and our reporting systems and procedures;

•	manage the growth of different product lines with different cost structures; and

•	recruit, train, manage and motivate our employees to support our expanded operations.

Our success depends on our continued investment in research and development, the level and effectiveness of which could reduce our profitability.

We will continue to make investments in research and development to sustain and improve our competitive position and meet our customers’ needs. These investments currently include refining Pyramid Probe fabrication processes, developing higher performance Pyramid Probe cards, enhancing engineering probe stations for both 300mm and sub-300mm wafers, and developing new test sockets and related manufacturing processes. To maintain our competitive position, we may need to increase our research and development investment, which could reduce our profitability. In addition, we cannot assure you that we will achieve a return on these investments, nor can we assure you that these investments will improve our competitive position and meet our customers’ needs.

We manufacture nearly all of our products at our Oregon facilities, and any disruption in the operations of these facilities could harm our business.

We manufacture almost all of our products in our facilities located in Beaverton, Oregon. Our manufacturing processes are complex and require sophisticated and costly equipment and specially designed facilities. As a result, any prolonged disruption in the operations of our facilities, whether due to technical or labor difficulties or destruction of or damage to the facilities as a result of an earthquake, fire or any other reason, could materially and adversely affect our business, financial condition and results of operations.

We may fail to comply with environmental regulations, which could result in significant costs and harm our business.

We are subject to a variety of federal, state and local laws, rules and regulations relating to the storage, use, discharge, disposal and human exposure to hazardous and toxic materials used in our thin-film fabrication facility and other manufacturing operations. The risk of a release of hazardous or toxic materials cannot be completely eliminated, and if such a release occurs, we could be held financially responsible for the cleanup or other consequences of the release. We are not aware of any releases at any of our facilities that could reasonably be expected to result in any material liabilities to us. Our past, present or future failure to comply with environmental laws and regulations could result in enforcement actions, substantial liabilities and suspension of production or cessation of operations in extreme situations. Compliance with current or future environmental laws and regulations could restrict our ability to expand our facilities or build new facilities or require us to acquire additional expensive equipment, modify our manufacturing processes, or incur other substantial expenses which could harm our business, financial condition and results of operation.

For example, the European Parliament has finalized the RoHS Directive which restricts the sale of new electrical and electronic equipment containing certain hazardous substances, including lead. Although a majority of our products are exempt from this directive, we have modified our manufacturing processes, eliminating lead from products we put on the market as required by the RoHS Directive.

In addition, China has implemented a RoHS Directive that is expected to become effective in 2007. This Directive is similar to the European RoHS Directive, except for the fact that our products will not be exempt. In addition, the China RoHS Directive currently requires information regarding the materials and assembly information for our products. Certain parts of this information is proprietary and if provided could result in use of this information by competitors. Based on current information available, we believe we shall be able to comply with the China RoHS Directive. However, if we do not or do not wish to comply with this Directive, we may suffer a loss of revenue, be unable to sell in certain markets or countries and suffer competitive disadvantage.

The European Parliament has also recently finalized the WEEE Directive, which makes producers of electrical and electronic equipment financially responsible for specified collection, recycling, treatment and disposal of past and future covered products. As a producer of industrial electronic equipment, we may incur financial responsibility for the collection, recycling, treatment or disposal of products covered under the WEEE Directive. Our products have been labeled in accordance with the WEEE Directive since before August 13, 2005, the WEEE implementation date. We determined the products we presently produce are exempt because they either meet the definition of “Large Scale Industrial Equipment,” or are passive or non-electrical accessories that do not function on their own. We have not incurred any costs or fees or penalties associated with non-compliance. Therefore, we have some confidence that we are interpreting the rules correctly. However, because the EU member states have not fully implemented the WEEE Directive, the nature and extent of the costs to comply and fees or penalties associated with non-compliance are still unknown at this time. Costs to comply with the WEEE Directive and similar future legislation, if applicable, may also include legal and regulatory costs and insurance costs. We may also be required to take reserves for costs associated with compliance with these regulations.

These environmental laws and regulations could become more stringent over time, imposing even greater compliance costs and increasing risks and penalties associated with violations, which could seriously harm our business, financial condition and results of operation. There can be no assurance that violations of environmental laws or regulations will not occur in the future as a result of the inability to obtain permits, human error, equipment failure or other causes.

Product liability claims may be asserted against us, resulting in costly litigation for which we may not have sufficient liability insurance.

Our customers may use our products in the testing of high reliability semiconductors for critical applications such as telecommunications infrastructure, military, medical and aerospace equipment. Defects or other problems with the performance of our products could result in financial or other damages to our customers. In addition, some of our engineering probe stations that use high powered lasers or operate at high voltage or extreme temperatures may cause death or injury to persons utilizing such equipment due to undetected design or manufacturing defects or due to improper use or maintenance by our customers. Although our product invoices and sales contracts generally contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these provisions. Product liability litigation against us, even if it were unsuccessful, could be time consuming and costly to defend. Additionally, although we carry product liability insurance, in some circumstances it may not cover certain claims or be adequate to cover all claims.

We rely on a small number of customers for a significant portion of our revenue, and the termination of any of these relationships would adversely affect our business.

Our top four customers accounted for a total of 21% and 16% of our revenue in 2006 and 2005, respectively. Our customer base is less diversified in our PPD Division than in our EPD Division. Our customers are not obligated by long-term contracts to purchase our products and may discontinue purchasing our products at any time. The semiconductor industry is highly concentrated and a small number of semiconductor manufacturers generally account for a substantial portion of the purchases of semiconductor test equipment, including our products. Consequently, our business and operating results would be materially, adversely affected by the loss of any of our significant customers.

In addition, our ability to increase our revenue will depend in part upon our ability to obtain orders from new customers, particularly customers of our production probe cards. Obtaining orders from new customers is difficult because semiconductor manufacturers typically select one vendor’s products for testing a particular new generation of chips. Once a manufacturer has selected a vendor, that manufacturer is more likely to continue to purchase products from that vendor for that generation of chips, as well as subsequent generations of chips. We therefore place great emphasis on relationships with our current customers because these customers are difficult to replace. In addition, we focus on leveraging our relationships with current customers to sell into additional engineering labs and production lines in the same company and similar groups in other companies. If we are unable to maintain our relationships with our existing significant customers or to obtain new customers that adopt and implement our products and technology, we will not be able to meet our revenue and growth targets, which could result in a decline in the price of our common stock.

Our employment costs in the short-term are, to a large extent, fixed, and therefore, any shortfall in sales would harm our operating results.

Our operating expense levels are based, in significant part, on our headcount. For a variety of reasons, particularly the high cost and disruption of layoffs, the costs of recruiting and training new personnel and product delivery and service commitments to our customers, our headcount in the short-term is, to a large extent, fixed. Accordingly, we may be unable to reduce employment costs in a timely manner to compensate for any shortfall in our sales or gross margins, which could materially harm our operating results.

The additional costs that we incur as a result of being a public company will affect our operating results.

We incurred incremental costs as a public company for additional expenses such as increased auditing and legal fees and director and officer liability insurance, which increased our operating expenses and make it more difficult for us to offset any future revenue shortfalls by offsetting expense reductions in the short-term. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently enacted by the

Securities and Exchange Commission, or the SEC, and the Nasdaq National Market have imposed new corporate governance requirements for listed companies. We expect these rules to increase our legal and financial compliance costs and to make some activities more difficult, time consuming and costly. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These new rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors and qualified executive officers.

Unanticipated changes in our tax rates or exposure to additional income tax liabilities could affect our profitability.

We are subject to income taxes in both the United States and various foreign jurisdictions, and our domestic and international tax liabilities are subject to the allocation of expenses in different jurisdictions. Our effective tax rate could be adversely affected by changes in the mix of earnings in countries with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, including pending tax law changes, such as the benefit from export sales and the research and development credit by material audit assessments. In particular, the carrying value of deferred tax assets, which are predominantly in the United States, is dependent on our ability to generate future taxable income in the United States. In addition, the amount of income taxes we pay could be subject to ongoing audits in various jurisdictions and a material assessment by a governing tax authority could affect our profitability.

Our officers and directors and their affiliates will control the outcome of matters requiring shareholder approval.

Our executive officers and directors and their affiliates beneficially own approximately 34% of our outstanding shares of common stock. Consequently, these shareholders will have substantial influence over the election of our directors and the outcome of corporate actions requiring shareholder approval, such as a merger or a sale of our company or a sale of all or substantially all of our assets. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other shareholders and be disadvantageous to our shareholders with interests different from those of our officers, directors and affiliates. These shareholders will also have significant control over our business, policies and affairs. Additionally, this significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling shareholders.

The anti-takeover provisions of our charter documents and Oregon law may inhibit a takeover or change in our control that shareholders may consider beneficial.

Provisions of our articles of incorporation and bylaws and provisions of Oregon law may have the effect of delaying or preventing a merger or acquisition of us, making a merger or acquisition of us less desirable to a potential acquirer or preventing a change in our management, even if the shareholders consider the merger or acquisition favorable or if doing so would benefit our shareholders. In addition, these provisions could limit the price that investors would be willing to pay in the future for shares of our common stock. The following are examples of such provisions in our articles of incorporation or bylaws:

•	We have a staggered board of directors, which will make it more difficult for a group of shareholders to quickly change the composition of our board.

•

Our board of directors is authorized, without prior shareholder approval, to create and issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us or change our control, commonly referred to as “blank check” preferred stock.

•	Members of our board of directors can only be removed for cause.

•	The board of directors may alter our bylaws without obtaining shareholder approval.

•	Shareholders are required to provide advance notice for nominations for election to the board of directors or for proposing matters to be acted upon at a shareholder meeting.

•	Any action that is taken by written consent of shareholders must be unanimous.

We are also subject to the provisions of the Oregon Control Share Act and the Oregon Business Combination Act, each of which may have certain anti-takeover effects.

If our stock price is volatile, securities class action litigation may be brought against us, which could result in substantial costs.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities, and newly public companies tend to experience more volatility in their stock price. We may be the target of such litigation in the future. Securities litigation may result in substantial costs and divert management’s attention and resources, which may seriously harm our business.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders pursuant to this prospectus. The purpose of this offering is to register our common stock for resale by the selling shareholders.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq National Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If a selling shareholder uses this prospectus for any sale of the shares, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act of 1933 (the “Securities Act”). The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed the Company that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We entered into a registration rights agreement for the benefit of the selling shareholders to register for resale their common stock under applicable federal and state securities laws under certain circumstances and for a certain period of time. The registration rights agreement provides for the cross-indemnification of the selling shareholders and us and the selling shareholders’ directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We are required to pay all fees and expenses incident to the registration of the shares, including up to $10,000 of fees and disbursements of counsel for the selling shareholders. We have the right, under certain circumstances and upon written notice to the selling shareholders, to require the selling shareholders to suspend open market offers and sales of the shares.

The selling shareholders and other persons participating in the sale or distribution of the shares will be subject to the provisions of the Securities Exchange Act of 1934 and its associated rules and regulations, which provisions may, under certain circumstances, limit the timing of purchases and sales of shares of our common stock by the selling shareholders and other such persons.

SELLING SHAREHOLDERS

On April 3, 2007, pursuant to the terms of an Agreement and Plan of Merger by and among Cascade Microtech, Inc., Gryphics Acquisition Corporation (“Merger Sub”) and Gryphics, Inc. (“Gryphics”), Gryphics was merged into Merger Sub, with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of Cascade (the “Merger”). In the Merger, we acquired all of the outstanding capital stock of Gryphics, Inc. (“Gryphics”) in exchange for approximately $13,768,000 and 842,753 shares of our common stock. In connection with the Merger, we entered into a Shareholders Agreement with the shareholders of Gryphics. We are registering the common stock covered by this prospectus to fulfill our contractual obligations under the Shareholders Agreement. This prospectus may be used by the Gryphics shareholders and their pledgees, assignees and successors-in-interest (selling shareholders) to offer and sell the 842,753 shares of common stock that we issued in connection with the Merger. Registration of the common stock does not necessarily mean that all or any portion of such stock will be offered for sale by the selling shareholders. We have agreed to bear the expenses of the registration of the common stock under Federal and state securities laws, but we will not receive any proceeds from the sale of the common stock offered under this prospectus.

The following table sets forth the names of the shareholders selling shares of common stock in this offering, the number of shares of common stock owned by such selling shareholders as of August 6, 2007 and the number of shares of common stock that may be offered for sale pursuant to this prospectus by such selling shareholders. In some instances, the shares offered pursuant to this prospectus may be sold by the pledgees, donees or transferees of or other successors in interest to the selling shareholders. The selling shareholders have not held any position, office or other material relationship with the Company or any of its affiliates within the past three years other than as a result of the transactions that resulted in its ownership of shares of common stock.

The shares may be offered from time to time by the selling shareholders named below. However, the selling shareholders are under no obligation to sell all or any portion of such shares, nor are the selling shareholders obligated to sell any such shares immediately pursuant to the Registration Statement.

Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering		Shares Being Offered	Shares Beneficially Owned After Offering
	Number (1)	Percent (2)		Number (3)	Percent (3)
James Rathburn	224,594	1.8%	224,594	—	—
Dennis D. Bergquist Revocable Trust	155,909	1.2	155,909	—	—
David Ihle	37,924	*	37,924	—	—
Richard Kallio	67,420	*	67,420	—	—
Bruce Hendry	165,601	1.3	165,601	—	—
Robert Dingmann	24,018	*	24,018	—	—
MOLEX Incorporated	167,287	1.3	167,287	—	—

(1)	Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.
(2)	Based on 12,809,563 shares of common stock outstanding on August 6, 2007.
(3)	Assuming resale of all shares offered hereunder.

*	Less than one percent.

From time to time the selling shareholders may transfer or donate their shares to others and upon acquiring the shares, such persons will be deemed to be selling shareholders for purposes of this prospectus. The number of shares owned by the selling shareholders in the event of such transfer or donation of shares will decrease as and when it takes such actions. The plan of distribution for shares sold hereunder will otherwise remain unchanged, except that the transferees, donees or other successors will be selling shareholders hereunder. If the Company is notified by a selling shareholder that a transferee or a donee intends to sell more than 500 shares, a supplement to this prospectus will be filed, if required.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by Ater Wynne LLP, Portland, Oregon, counsel to the Company.

EXPERTS

The consolidated financial statements and related financial statement schedule of Cascade Microtech, Inc. as of December 31, 2006 and 2005 and for each of the three years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payments, effective January 1, 2006.

The audited consolidated financial statements of Gryphics, Inc., included as Exhibit 99.1 of the Company’s Amendment to Current Report on Form 8-K/A filed on June 19, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Cummings, Keegan and Co., P.L.L.P., independent registered public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read and copy any of our SEC filings at the SEC’s Public Reference Room at 100 F Street N.E. Washington DC 20549. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov.

We make available, free of charge, on our website at http:www.cascademicrotech.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our web site are not part of this prospectus, and the reference to our web site does not constitute incorporation by reference into this prospectus of the information contained at that site.

We have also filed a registration statement on Form S-3 with the SEC, of which this prospectus forms a part. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and about our securities.

INFORMATION INCORPORATED BY REFERENCE

The SEC permits us to “incorporate by reference” the information and reports that we file with it. This means we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007.

•	Our Current Reports on Form 8-K, as filed on February 13, 2007, April 5, 2007, April 24, 2007, June 19, 2007, July 24, 2007, August 7, 2007 and August 16, 2007.

•	The description of our common stock contained in our Registration Statement on Form 8 A filed on December 13, 2004.

Also incorporated by reference into this prospectus are all documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before we stop offering the securities described in this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of these filings. You should direct any requests for documents to Investor Relations, Cascade Microtech, Inc., 2430 N.W. 206th Avenue, Beaverton, Oregon 97006, telephone (503) 601-1000.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table provides the various expenses payable by Cascade Microtech in connection with the distribution of the securities being registered. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee	$256
Printing and engraving expenses	1,000
Accounting fees and expenses	15,000
Legal fees and expenses	10,000
Miscellaneous	1,000

Total	$27,256

Item 15.	Indemnification of Directors and Officers.

As an Oregon corporation, the Company is subject to the Oregon Business Corporation Act (“OBCA”) and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d) of the OBCA, Article IV of the Company’s Third Restated Articles of Incorporation, as amended (the “Articles”), eliminates the liability of the Company’s directors to the Company or its shareholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities.

Section 60.387 et seq. of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not opposed to the corporation’s best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation but may indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA provides for mandatory indemnification of directors against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute.

The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation’s articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

The Articles require the Company to indemnify its directors and officers to the fullest extent not prohibited by law.

The Company has entered into indemnity agreements with each executive officer of the Company and each member of the Company’s board of directors. These indemnity agreements provide for indemnification of the indemnitee to the fullest extent allowed by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.	Exhibits.

(a)	The following exhibits are filed as part of this registration statement:

Number	Description
2.1	Agreement and Plan of Merger by and among Cascade Microtech, Inc., Gryphics Acquisition Corporation and Gryphics, Inc. dated as of April 3, 2007 (incorporated by reference to Current Report on Form 8-K filed on April 5, 2007)

5.1	Opinion of Ater Wynne LLP as to the legality of the securities being registered

10.1	Shareholders Agreement by and among Cascade Microtech, Inc. and each of the shareholders of Gryphics, Inc. dated as of April 3, 2007 (incorporated by reference to Current Report on Form 8-K filed on April 5, 2007)

23.1	Consent of Ater Wynne LLP (included in legal opinion filed as Exhibit 5.1)

23.2	Consent of KPMG LLP

23.3	Consent of Cummings, Keegan and Co., P.L.L.P.

24.1	Powers of Attorney*

*	Previously filed.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon on September 13, 2007.

CASCADE MICROTECH, INC.

By:	/S/ ERIC W. STRID
Eric W. Strid
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed by the following persons in the capacities indicated on September 13 2007.

/S/ ERIC W. STRID	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer)
Eric W. Strid

/S/ STEVEN SIPOWICZ	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Steven Sipowicz

KEITH L. BARNES*	Director
Keith L. Barnes

F. PAUL CARLSON*	Director
F. Paul Carlson

RAYMOND A. LINK*	Director
Raymond A. Link

GEORGE P. O’LEARY*	Director
George P. O’Leary

WILLIAM R. SPIVEY*	Director
William R. Spivey

*By:	/S/ STEVEN SIPOWICZ
Steven Sipowicz Attorney-in-fact